Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

ROLLINS, INC. INCREASES DIVIDEND BY 12 PERCENT

ATLANTA, GEORGIA, January 27, 2009: Rollins, Inc., a nationwide consumer services company (NYSE:ROL), announced today that the Board of Directors approved a 12% increase in the Company’s quarterly dividend. The increased regular quarterly dividend of $0.07 per share will be payable March 10, 2009 to stockholders of record at the close of business February 10, 2009.  This marks the seventh consecutive year the Board has increased its dividend a minimum of 12% or greater.

Gary W. Rollins, President and Chief Executive Officer of Rollins, Inc. commented, “We are pleased to increase our dividend for the seventh consecutive year.  This increase reflects in part the confidence that we have in our Company’s ability to generate strong cash flow and the underlying health of our Company.”

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., PCO Services, HomeTeam Pest Defense, Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East and Asia from over 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.indfumco.com, and www.rollins.com.  You can also find this and other news releases at www.rollins.com by accessing the news releases button.